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EXHIBIT 99.1


SIMULATIONS PLUS
Integrating Science and Software

For Further Information:
SIMULATIONS PLUS, INC.
42505 10th Street West
Lancaster, CA 93534-7059
661.723.7723
www.simulations-plus.com

CONTACT:
Investor Relations
------------------
Ms. Renee Bouche
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:
July 18, 2008

                    SIMULATIONS PLUS EXPLAINS ARS INVESTMENTS

LANCASTER, CA, JULY 18, 2008 - Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today explained its position on auction rate securities (ARS).

Ms. Momoko Beran, chief financial officer for Simulations Plus, said, "We've had a number of contacts by investors asking about our potential exposure through auction rate securities (ARSs). We are issuing this press release in the interest of full disclosure and to put to rest the speculation regarding how the current ARS situation might affect Simulations Plus."

Ms. Beran continued, "We currently have 4 ARSs in our UBS account, each with a face value of $250,000. One is a Kern County municipal security that is paying about 5.9% interest. Another is a State of Missouri student loan bond that is paying about 2.8% interest. The other two are State of Iowa student loan bonds that currently pay zero percent because they had to pay as much as 17% earlier in the year and the total interest for the year reached a cap. The cap is indexed to the LIBOR, so if the LIBOR goes up they would begin paying interest again. In any event, beginning January 1, they will again pay interest. All of these bonds are rated AA+ or higher, with their principal insured in the event of the failure of the issuer. As long as we hold all of the bonds, we should not experience an actual loss. We have included the unrealized loss of $57,925 in our financial reports for the 3rd quarter to reflect the reduction in market value as reported by UBS. As of May 31, 2008, the market value of our ARSs was $942,075. Further changes in market value subsequent to May 31, 2008, will be recorded as they are reported to us by UBS.

"Investors may be aware of the $3.5 billion fund UBS has established to buy back certain ARSs. This fund is being used to buy back tax-free, closed-end bonds and does not currently apply to the bonds we have. On the other hand, our UBS advisor has indicated that the Kern County and Missouri student loan bonds may be called, in which case we would be paid the full face value. The Iowa bonds are not likely to be called at this time; however they could be sold in less than 12 months, although we are advised that the selling price would probably be 55-60% of face value. With our other cash well over $5 million, there is currently no need for the Company to sell these securities at such a discount. Even if we did, our cash position would be about $6.5 million instead of over $6.7 million."

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Walt Woltosz, chairman and chief executive officer of Simulations Plus, added,
"We understand the concern investors have in the current banking climate. The detailed information we're providing regarding this issue is in the interest of quelling the speculation that can get out of hand when the complete facts are not known."

Mr. Woltosz added, "I want to make one other statement, this time concerning our chief financial officer, Ms. Beran. Some investors have expressed concern about her credentials. Although she is not a CPA, she passed all of her CPA exams the first time, except for the legal exam, which she passed the second time. She came to this country in her early 20's barely speaking English, so the legal exam was a bit tougher. I've heard of CPA's who took the exams as many as five or six times before passing them. She chose not to serve the required internship in an auditing capacity to become a CPA. So I want investors to know that Ms. Beran is extremely well-qualified to handle the company's finances. The timely submittal of our SEC financial reports and the consistent compliments we've received over the years from our auditing firms speak well to the hard work she and her small staff do quarter after quarter."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development software, which is licensed to and used in the conduct of drug research by pharmaceutical, biotechnology, and drug delivery companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ under the symbol "SLP." For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, continued acceptance of our software, the general economics of the pharmaceutical and disability industries, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.


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